Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO CLOSES DEBT RESTRUCTURE,
EXPECTS IMPROVED 3rd QUARTER RESULTS

CRANFORD, NJ, October 21, 2014 – Metalico, Inc. (NYSE MKT: MEA) has closed a restructuring of its major institutional debt that significantly reduces its leverage with an equity conversion and an exchange of new ten-year convertible notes and stock rights for the balance of its previously outstanding Convertible Notes.

The Company also amended its senior secured financing agreement. As a result of the Note restructuring and the financing agreement amendment, Metalico’s previously announced payment and covenant defaults have been waived and a standstill period invoked in July under the terms of a subordination agreement between the Company’s senior secured lenders and the holders of its Convertible Notes and their respective successors and assigns has been terminated.

The Company also announced plans for its Third Quarter Results conference call on Friday, November 14, 2014 at 10:00 a.m. ET amid expectations of improved operating performance compared to the prior year quarter.

Metalico’s original Convertible Notes, issued in the principal amount of $100 million in 2008, had an outstanding balance of $23.4 million when they were put to the Company on June 30, 2014. On October 17, 2014, the Note holders converted $10 million of the debt to Metalico common stock under the terms of the 2008 Notes at a rate of approximately $1.00 per share. Pursuant to an Exchange Agreement dated October 21, 2014, the holders exchanged the remaining principal balance plus accrued unpaid interest, a total of approximately $14.7 million, for three sets of “New Series Convertible Notes” and a right to receive additional common shares in the event the trading price of the Company’s stock falls below certain values, determined at the fortieth trading day after the date of the Exchange Agreement.

The aggregate principal amounts of both the “Series A” of New Series Convertible Notes and “Series C” New Series Convertible Notes is approximately $4.5 million and the aggregate principal amount of the “Series B” New Series Convertible Notes is approximately $5.7 million. The New Series Convertible Notes mature on July 1, 2024 and bear interest, payable in kind, at a rate of 13.5% per annum. The new interest rate is applicable retroactively to balances under the original Convertible Notes as of July 1, 2014. Portions of the new notes may be paid from proceeds of Metalico’s previously announced planned divestiture of non-core assets.

“Series A” New Series Convertible Notes may be converted into shares of Metalico common stock at any time after issuance at a rate of $1.30 per share. The Company may not redeem any portion of the Series A Notes prior to July 1, 2017, and after that may redeem all or a portion of the balance subject to a premium payable in additional shares of stock.

“Series B” and “Series C” New Series Convertible Notes will be assigned their conversion rates based on a “Note VWAP” calculation triggered as of the determination dates of December 31, 2014 and April 30, 2015, respectively. “Note VWAP” is the weighted average price of Metalico common stock for a thirty-day trading period including the fifteen trading days prior to, and the fifteen trading days commencing on, the applicable determination date. As of the end of the applicable Note VWAP measuring period, each new series will have a conversion rate of 110% of its respective Note VWAP and will be convertible to Metalico common stock as of such date.

All or a portion of the Series C and Series B New Convertible Notes may be redeemed by the Company, in that order, from portions of the proceeds of the Company’s previously announced planned divestiture of non-core assets in certain stated and permitted amounts. Redemptions of Series B and Series C Notes from proceeds of such asset sales before their respective determination dates may be made at par without premium or penalty, and after such dates subject to the same premium as the Series A Notes.

The New Series Convertible Notes provide for “true-up’s” of shares at a discount in the event the trading price of Metalico stock falls below certain levels during a twenty- day trading period following the date of redemption by the Company.

In connection with the restructuring of its convertible note debt, Metalico also amended its senior secured financing agreement. The modifications include increases to certain fees and to applicable margins over certain interest rates, a resetting of a financial covenant, and consent to the Note restructuring.

The senior lenders also received an additional fee of $3.5 million that is payable either in cash at the maturity of the outstanding term loans under the agreement and/or, at the holder’s option, but without duplication, in shares of the Company’s common stock pursuant to a warrant issued at closing. The lenders’ warrant has a ten-year term and is exercisable for up to 3,810,146 shares of Metalico stock at an exercise price of $.9186 per share. It is also exercisable on a “cashless” basis. The warrant shares and the shares issued and to be issued to the Note holders are also subject to certain antidilution protections. The Company will not receive any cash proceeds as a result of any of the described transactions.

Under certain rules of the NYSE MKT, the Company is required to seek stockholder approval for the right to issue more than 20% of the Company’s outstanding common stock as a result of potential issuances pursuant to the Exchange Agreement and the New Convertible Notes. The Company has agreed to seek such stockholder approval on or prior to December 20, 2014.

If, despite the Company’s reasonable best efforts, stockholder approval is not obtained by such date, Metalico is required to cause additional special meetings of stockholders to be held until stockholder approval is obtained, provided that the Company is not obligated to hold more than two special meetings in addition to the Company’s regular annual meeting in any given calendar twelve-month period. If the Company is not able to issue the additional common shares due under the Note exchange in compliance with NYSE MKT rules within ten days of the issuance date, the Company will instead increase the outstanding principal amount of the Series B Notes or, if no principal amounts are then outstanding under the Series B Notes, the principal amount of the Series A Notes. The Company would similarly be obligated to pay cash in lieu of the shares of common stock that would be otherwise payable under the warrant.

Metalico has filed a Current Report on Form 8-K with the Securities and Exchange Commission describing in significantly more detail the terms of the Convertible Note restructuring and the amendments to the financing agreement. Investors are encouraged to review that filing and the exhibits attached to it for additional terms of the transactions.

Metalico was represented in the restructurings by internal counsel and Lowenstein Sandler LLP. Imperial Capital, LLC served as the Company’s financial advisor.

For the Third Quarter, Metalico anticipates total sales of $146 million, an increase of approximately 7% from $136 million in the same period last year. Operating income improved and is anticipated to be between $2.5 million and $3.0 million, compared to operating income of $1.8 million (excluding impairment charges) in the same period last year. Metalico estimates that reported EBITDA for the quarter will be in a range of $7 million to $7.5 million, compared to $6.5 million for the same quarter in 2013.

As of the date of this release, the Company has not completed its financial closing process for the quarter, including its analysis of the carrying value of its goodwill and the reclassification of certain operations of assets held for sale into discontinued operations. During the course of the close and related auditors` review, the Company may identify items that would require it to make adjustments to earning results, any of which would impact results or their presentation. As a consequence, the estimates above constitute forward-looking information and are subject to risks and uncertainties, including possible adjustments to preliminary results.

Metalico will report financial results for the quarter ended September 30, 2014 and provide an update on business developments in a conference call on Friday, November 14, 2014 at 10:00 a.m. ET. The Company is scheduled to release its results earlier that day.

The conference call can be accessed by dialing (800) 446-1671 (toll free) or (847) 413-3362 (toll), Conference Confirmation Number 38304004. Callers should identify the Metalico Third Quarter Results Call.

A transcript of the results call will be posted on the Company’s website, www.metalico.com, when available. An audio replay of the call will be accessible at (888) 843-7419 (toll free) or (630) 652-3042 (toll) for the first week after the call’s conclusion. Callers will be required to enter the Conference Confirmation Number to access the recording.

About Metalico
Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Forward-looking Statements
This news release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company’s expected operating results and the Company’s ability to obtain stockholder approval pursuant to the NYSE MKT rules. These statements may contain statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

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